Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ CONSENT

The Board of Directors
Watchit Media, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31914, 333-33312,333-67589, 333-3388 and 333-103978) on Form S-8 and in the registration statements (Nos. 333-53899 and 333-111550) on Form S-4 of Watchit Media, Inc., of our report dated April 14, 2006, with respect to the consolidated balance sheets of Watchit Media, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Watchit Media, Inc.

/s/ Rowbotham & Company LLP

San Francisco, California
April 14, 2006